EX-33.2
(logo) PHH Mortgage
PHH

1 Mortgage Way
Mount Laurel, NJ 08054

Luke S. Hayden
President

Telephone: (800) 446-0963 x70184
Fax: (856) 917-4278
luke.hayden@phhmortgage.com


REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB
SERVICING CRITERIA

PHH Mortgage Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2011 and for the period from January 1, 2011 through December 31, 2011 (the "Reporting Period") with the Servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria set forth in Section 229.1122(d)(3)(i)(c),
(d)(4)(xv) and (d)(1)(iii) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the transactions covered by this report (the "Applicable Servicing Criteria"). Certain of the criteria set forth in Section 229.1122(d)(2)(i), (d)(2)(ii),
(d)(4)(iv), (d)(4)(vii), (d)(4)(viii) and (d)(4)(xi) of the CFR are performed by outsource providers on behalf of the Asserting Party; however, the Asserting Party has monitored the outsourcing of these criteria and assumes responsibility for compliance. The transactions covered by this report include all non-agency loan sale agreements executed after January 1, 2006 as well as all re-securitization transactions after January 1, 2006 for which the Asserting Party served as servicer (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of December 31, 2011 and for the Reporting Period and, to the best knowledge of the signing officers below, the Asserting Party has complied, in all material respects throughout the Reporting Period, with the Applicable Servicing Criteria with respect to the Platform taken as a whole. Except, the following was noted:

Standard          Description
1122(d)(4)(vii)   During the year ended December 31, 2011, it was determined certain foreclosure proceedings were not concluded in accordance with the published Fannie Mae foreclosure timelines, although the Asserting Party maintains documentation that delays beyond the published Fannie Mae foreclosure timelines were for reasons and circumstances outside the control of the Asserting Party as allowed by Fannie Mae Servicing Guide Announcement SVC-2010-12.

Deloitte & Touche, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.


Date: February 29, 2012


/s/ Luke Hayden
Luke Hayden
President, PHH Mortgage Corporation


/s/ Martin L. Foster
Martin L. Foster
Senior Vice President - Loan Servicing
PHH Mortgage Corporation


(logo) EQUAL HOUSING LENDER